Exhibit 10.4

NON-EMPLOYEE DIRECTOR COMPENSATION

Cash Compensation

Each non-employee director receives an annual fee of $40,000 in cash for serving on the Board of Directors and $1,500 for each meeting of the Board of Directors attended. The Chairman of the Audit Committee of the Board of Directors receives an additional annual cash fee of $15,000. All fees in cash are payable in equal quarterly installments, payable in arrears.

Equity Compensation

Initial Grants. Newly-elected non-employee directors will be granted an option to purchase 16,250 shares of Everspin common stock (the “Initial Grant”). The shares underlying the Initial Grant will vest in a series of three equal annual installments on each anniversary of the date of grant, subject to continued service on each vesting date. In the event of a change in control, any unvested portion of the shares underlying an Initial Grant will fully vest and become exercisable immediately prior to the effective time of the change in control.

Annual Grants. On the date of each annual meeting of stockholders, each then current non-employee director will be granted an option to purchase shares of Everspin common stock (the “Annual Grant”), in an amount to be determined by the Compensation Committee. All shares underlying an Annual Grant will vest upon the earliest of (i) the next year’s annual meeting of stockholders or (ii) one year from the date of grant, subject to continued service on the vesting date. In the event of a change in control, any unvested portion of the shares underlying an Annual Grant will fully vest and become exercisable immediately prior to the effective time of such change in control.